Exhibit 99.2
FOR IMMEDIATE RELEASE
Premier Exhibitions, Inc. Announces a Scheduled Conference Call to Review its Third Quarter Results, and another Record Breaking Holiday Week
(ATLANTA, GA) Jan. 5, 2007 — Premier Exhibitions, Inc. (NASDAQ GM: PRXI) today announced that it has scheduled a conference call to discuss the results of its third quarter ended November 30, 2006.
“We will use this time to update the public on our third quarter results and discuss in more detail the ongoing plans for presenting our Blockbuster “BODIES Exhibitions,” and “Titanic the Artifact Exhibitions,” stated Arnie Geller, President and Chief Executive Officer.
Mr. Geller also added, “We will be utilizing a new procedure where a written transcript of this call will be made available on our website (www.prxi.com) within 24 hours.
The conference call will be on Wednesday, January 10, 2007 at 9:00 A.M. EDT. To participate U.S. callers dial: 1 (800) 262-1292 and international callers dial: (00) 1 719 457-2680.
Premier Exhibitions also announced today, that during the eight day holiday week from December 26, 2006 to January 2, 2007, the Company recorded the sale of approximately 156, 000 admission tickets representing approximately $3.3 million in admission revenues for its 13 operating exhibitions. The Company’s seven Titanic Exhibitions received a paid attendance of approximately $740,000 representing approximately 48,000 visitors, while its six “Bodies” Exhibitions sold approximately 108,000 admission tickets representing approximately $2,580,000 in admission revenues.
Premier Exhibitions, Inc. is a major provider of museum quality touring exhibitions throughout the world.
Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended February 28, 2006, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K (each of which is available upon request from the Company), may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company’s markets, including terrorist attacks, competition from others, how much capital the Company may or may not receive from required financings, and whether or not, and to what extent, the Company consummates its planned leases to place exhibitions. We disclaim any obligation to update these forward- looking statements.
For additional Information:
Investor Relations
North Coast Advisors, Inc.:
Craig T. Stewart (585) 218-7371
cstewart@ncainc.com

Media Inquiries:
Premier Exhibitions, Inc.:
Katherine Morgenstern (404) 842-2675
kmorgenstern@prxi.com